EXHIBIT 10.11
Execution Version
PARTICIPATION AGREEMENT
     This Participation Agreement is entered into effective as of the 25th day of July, 2007, by and between GASCO PRODUCTION COMPANY, a Delaware corporation (“GASCO”), and NFR UINTA BASIN LLC, a Delaware limited liability company (“NFR”). GASCO and NFR are hereinafter collectively referred to as the “Parties” and individually as a “Party”.
WITNESSETH:
     WHEREAS, GASCO has acquired Oil and Gas Interests and intends to explore for and develop oil and gas reserves through the drilling of exploratory wells during the Program Term;
     WHEREAS, GASCO desires to offer to NFR and NFR desires to acquire from GASCO the rights to earn an ownership interest in the Oil and Gas Interests and Program Wells in exchange for certain cash consideration to be paid by NFR to GASCO and NFR’s commitment to participate in the costs of drilling of the Program Wells, on and subject to the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, the Parties hereby agree as follows:
ARTICLE 1.
DEFINITIONS
     1.1 The terms GASCO and NFR, Party and Parties shall have the meanings ascribed to those terms in the preamble and recitals of this Agreement set forth above.
     1.2 In addition, as used in this Agreement:
     Actual Well Costs has the meaning ascribed to that term in Section 3.2(d).
     Affiliate means, when used with respect to any party, any other Person (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such party, or (b) which beneficially owns or holds more than 50% of any class of voting stock (or in the case of a Person which is not a corporation, more than 50% of any class of equity interest) of such party, or (c) more than 50% of any class of whose voting stock (or in the case of a Person which is not a corporation, more than 50% of any class of whose equity interest) is beneficially owned or held by such party and its Affiliates. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting stock or any equity interest, by contract or otherwise.
     AFE means an Authority for Expenditure in the form customarily used in the oil and gas industry setting forth the estimated costs of drilling, testing, logging, Completing, Recompleting, Reworking, Plugging Back, an oil or gas well or the estimated costs of another operation in respect of an oil or gas well.

     Agreement means this Participation Agreement, as amended from time to time, in accordance with the terms hereof.
     Assignment means an Assignment, Bill of Sale and Conveyance in the form and substance of Exhibit C attached hereto.
     Blackhawk Formation means the formation generally know as the “Blackhawk”, one reference to which is the stratigraphic equivalent of that certain geological interval, the top of which is indicated at a depth of 11,700 feet below a kelly bushing elevation of 4,989 feet in the Gasco Desert Spring State 33-36-9-18 well, located in the NW/4 of the SE/4 of Section 36, Township 9S, Range 18E, Uintah County, Utah.
     Cash Call means a statement or invoice setting forth a Party’s share of costs of a certain operation.
     Commenced Program Wells means the following Program Wells (a) Uteland State 12-2-10-18, (b) DSF 21-1-10-18, (c) Federal 32-30-9-19, (d) Federal 12-1-10-18, (e) Federal 12-30-9-19. (f) Federal 32-20-9-19, (g) Sheep Wash. Fed. 14-25-9-18, (h) Federal 14-17-9-19, (i) Federal 12-19-9-19, (j) Sheep Wash. Fed. 34-25-9-18 and (k) Federal 34-19-9-19.
     Completion or Complete shall have the meaning ascribed to those terms in the JOA.
     Completion Costs means with respect to a Program Well, all costs and expenses relating to the completion and equipping for production of such Program Well, including costs and expenses of design, rig, stimulation, frac, labor, material services and equipment, and all costs and expenses of plugging and abandoning such Program Well, including surface restoration and reclamation in accordance with applicable Laws and contractual obligations.
     Costs to Casing Point means with respect to a Program Well, (a) all costs and expenses related to drilling such Program Well until the point in time when the Operator provides a notice under Article VI C. Option No.2 of the JOA (or would be required to provide such notice if Option No.2 was selected under the applicable JOA), including all costs and expenses of title examination, permitting, unitization, survey, surface preparation and location, rig mobilization and de-mobilization, labor, services, materials and equipment, logging, testing and coring, and (b) if such well will not be or is not completed as a well capable of producing in paying quantities, all costs and expenses of plugging and abandoning such Program Well, including surface restoration and reclamation in accordance with applicable Laws and contractual obligations.
     Drag-Along Interest has the meaning ascribed to that term in Section 8.2.
     Drag-Along Notice has the meaning ascribed to that term in Section 8.2.
     Effective Date means July 25, 2007.
     Estimated Well Costs has the meaning ascribed to that term in Section 3.2(d).

     Existing Burdens mean any royalties, overriding royalties, payments from or out of production or the proceeds thereof and other burdens on production affecting all or any portion of any Oil and Gas Interest at the time it was or is acquired by GASCO, including without limitations, the interest of BREK Petroleum Inc. as reflected in Exhibit A to the JOA attached hereto as Schedule 5.1.
     First Purchase Offer has the meaning ascribed to that term in Section 8.3.
     First Purchase Notice has the meaning ascribed to that term in Section 8.3.
     Force Majeure Event has the meaning ascribed to that term in Section 12.1.
     Governmental Authority means (a) the United States of America, (b) any state, county, municipality or other governmental subdivision within the United States of America, and (c) any court or any governmental department, commission, board, bureau, agency or other instrumentality of the United States of America or of any state, county, municipality or other governmental subdivision with the United States of America.
     Green River Formation the formation generally know as the “Green River Formation”, one reference to which is the stratigraphic equivalent of that certain geological interval, the top of which is indicated at a depth of 1,515 feet below a kelly bushing elevation of 5,002 feet in the Gasco Federal 14-31-9-19 well, located in the SW/4 of the SW/4 of Section 31, Township 9S, Range 19E, Uintah County, Utah.
     JOA means the relevant existing third party operating agreement to which GASCO is a party covering a part of the Program Area or, if no such agreement exists, the Joint Operating Agreement between GASCO and NFR covering the Program Area attached hereto as Schedule 5.1.
     Laws means all applicable statutes, laws, ordinances, regulations, rules, rulings, orders, decrees or other official acts of any Governmental Authority.
     LOEs means, with respect to a Program Well or a Proration Unit, all lease operating and production expenses relating thereto and chargeable by the Operator under the terms of the applicable JOA (including the direct and indirect charges billed under the COPAS).
     Mancos Formation means the formation generally know as the “Mancos”, one reference to which is the stratigraphic equivalent of that certain geological interval, the top of which is indicated at a depth of 12,530 feet below a kelly bushing elevation of 4,989 feet in the Gasco Desert Spring State 33-36-9-18 well, located in the NW/4 of the SE/4 of Section 36, Township 9S, Range 18E, Uintah County, Utah.
     Mesaverde Formation means the formation generally know as the “Mesaverde”, one reference to which is the stratigraphic equivalent of that certain geological interval, the top of which is indicated at a depth of 8,928 feet below a kelly bushing elevation of 4,989 feet in the Gasco Desert Spring State 33-36-9-18 well, located in the NW/4 of the SE/4 of Section 36, Township 9S, Range 18E, Uintah County, Utah.

     Net Production Proceeds means with respect to a Commenced Program Well, the proceeds from the sale or other disposition at the wellhead of oil and/or gas produced and saved from such Program Well received by GASCO and attributable to the Program Interest less (i) amounts paid in respect of Existing Burdens, (ii) any applicable severance or other production taxes paid by GASCO in respect thereof, and (iii) any LOEs attributable to such production.
     Non-Liquid Consideration has the meaning ascribed to that term in Section 8.4.
     Non-Selling Party has the meaning ascribed to that term in Section 8.2.
     Notice Period has the meaning ascribed to that term in Section 8.2.
     Objective Depth has the meaning ascribed to that term in Section 2.1.
     Objective Horizons means any of the Wasatch Formation, the Mesaverde Formation or the Blackhawk Formation.
     Oil and Gas Interests means all fee interests, oil, gas and mineral leasehold interests, royalty interests, mineral interests, farm-ins, farmouts, contracts, mineral development agreements and all other interests or rights in land or minerals, of every kind and nature covering lands located within Program Area.
     Operator has the meaning ascribed to that term in the relevant JOA.
     Overpayment Amount has the meaning ascribed to that term in Section 3.2(f).
     Permitted Transferee means in respect of Party, an Affiliate of such Party.
     Person means any individual, firm, corporation, partnership, joint venture, trust, unincorporated organization, Governmental Authority, or other entity or organization.
     Plugging Back has the meaning ascribed to that term in the relevant JOA. (Derivative terms such as “plug back” shall have the same meaning).
     Program Area means all of the lands described in Exhibit A attached hereto, excluding, however, the Green River Formation.
     Program Interest means all right, title and interest of GASCO in an Oil and Gas Interest or a Program Well prior to the delivery of an Assignment of such Oil and Gas Interest or Program Well to NFR under this Agreement, including any increase in such interest resulting form the application of non-consent or other similar provisions of the applicable JOA.
     Program Term has the meaning ascribed to that term in Section 7.1.
     Program Wells means (a) the thirty (30) exploratory wells listed in Exhibit B that have been, are being, or will be drilled on the Program Area or a well substituted for any of such wells in accordance with the provisions of Section 2.2, and (b) any other wells which the Parties have agreed to drill under the terms of this Agreement.

     Proration Unit means an area comprising of (a) forty (40) surface acres in the form of a square with the relevant well located, as nearly as practicable, in the center thereof, and (b) all depths from the surface of the earth to deepest depth drilled in the relevant well, excluding however, the Green River Formation.
     Recompletion or Recomplete have the meaning ascribed to that term in the relevant JOA. (Derivative terms such a recompleting shall have the same meaning).
     Recompletion, Reworking or Plugging Back Costs means with respect to a Program Well, all costs and expenses relating to the Recompletion, Rework or Plugging Back of a Program Well, including costs and expenses of design, rig, stimulation, frac, labor, materials, services and equipment.
     Rework has the meaning ascribed to that term in the relevant JOA. (Derivative terms such a reworking shall have the same meaning).
     Sale Interest has the meaning ascribed to that term in Section 8.2.
     Sale Property has the meaning ascribed to that term in Section 8.2.
     Selling Party has the meaning ascribed to that term in Section 8.2.
     Tag-Along Interest has the meaning ascribed to that term in Section 8.2.
     Tag-Along Notice has the meaning ascribed to that term in Section 8.2.
     Tag-Along Offer has the meaning ascribed to that term in Section 8.2.
     Third Party Transferee has the meaning ascribed to that term in Section 8.2.
     Transfer or Transferred means to transfer, sell, assign, pledge, hypothecate, give, create a security interest in or lien on, place in trust (voting or otherwise), assign or in any other way encumber or dispose of, directly or indirectly and whether or not by operation of law or for value.
     Transfer Notice has the meaning ascribed to that term in Section 8.2.
     Wasatch Formation means the formation generally know as the “Wasatch”, one reference to which is the stratigraphic equivalent of that certain geological interval, the top of which is indicated at a depth of 5,140 feet below a kelly bushing elevation of 4989 feet in the Gasco Desert Spring State 33-36-9-18 well, located in the NW/4 of the SE/4 of Section 36, Township 9S, Range 18E, Uintah County, Utah.
     Well Fee has the meaning ascribed to that term in Section 3.2(d).
     Working Interest Share means with respect to NFR, sixty seven percent (67%) of the applicable Program Interest and with respect to GASCO, thirty three percent (33%) of the applicable Program Interest.

ARTICLE 2.
INITIAL CONSIDERATION; COMMITMENT TO PARTICIPATE
IN PROGRAM WELLS
     2.1 Commitment to Drill and Complete Program Wells. During the Program Term, the Parties agree to drill and pay for their respective Working Interest Share of (a) the Costs to Casing Point of the Program Wells, (b) if GASCO elects to participate in the Completion of a Program Well, the Completion Costs of such Program Well, and (c) if GASCO elects to participate in the Recompletion, Rework or Plugging Back of a Program Well, the Recompletion, Reworking or Plugging Back Costs of such Program Well. Each Program Well shall be drilled initially to a depth sufficient to test the deepest formation specified as a target formation for such Program Well in Exhibit B (with respect to such Program Well, its “Objective Depth”). If under an applicable JOA, GASCO elects not to participate in the Completion of a Program Well, or the Recompletion, Reworking or Plugging Back of such Program Well, and NFR elects to participate, GASCO shall be deemed a Non-Consenting Party under such JOA and NFR shall be deemed a Consenting Party under such JOA, in each case, solely with respect to such operation.
     2.2 Substitution of Program Wells. If GASCO determines in its reasonable judgment that a Program Well cannot be drilled at the location identified in Exhibit B because of title issues, permitting issues, location, geological, operational or safety concerns or other reasons that would cause a reasonable prudent operator to not drill at such location, GASCO shall notify NFR in writing of such reason and propose a substitute location for such Program Well, which can be on the lands covered by the same Oil and Gas Interest or another Oil and Gas Interest. The new proposed well location shall become a Program Well in lieu of the Program Well for which it is a substitute, unless the Parties agree otherwise; provided, however, that GASCO may during the Program Term only designate an aggregate of five (5) new Program Well locations. If a Program Well is drilled but abandoned prior to reaching its Objective Depth, and is not otherwise completed as a well capable of production in paying quantities at a shallower depth (other than the Excluded Formation), the Parties may mutually agree to redrill or sidetrack such well at a location on the same Oil and Gas Interest or at a new location within the Program Area and such new well shall be a Program Well in lieu of the Program Well for which it is a substitute.
     2.3 Certain Limitations. The Parties agree that unless mutually agreed in writing (i) no Program Well will be drilled to produce from the Mancos Formation, (ii) the target objectives of the Program Wells will be to explore and test one or more zones of one or more of the Wasatch Formation, the Mesaverde Formation, and the Blackhawk Formation, and (iii) NFR will not earn any interests in the Green River Formation.
ARTICLE 3.
CASH CALLS AND PAYMENTS
     3.1 Payments for Program Wells Already Commenced. Contemporaneously with the execution of this Agreement, NFR shall pay to GASCO, by wire transfer of immediately available funds in accordance with the instructions set forth in Schedule 3.1, the amount set forth in Schedule 3.1 representing (a) the sum of (i) NFR’s Working Interest Share of all Costs to Casing Point of the Commenced Program Wells incurred by GASCO prior to the Effective Date and the balance of any such costs to be incurred after the Effective Date pursuant to the existing AFEs for such Program Wells, (ii) NFR’s Working Interest Share of all Completion Costs of all

Commenced Program Wells incurred by GASCO prior to the Effective Date and the balance of any such costs to be incurred after the Effective Date pursuant to the existing AFEs for such Completions, and (iii) the Well Fee for each Commenced Program Well, less (b) the Net Production Proceeds attributable to any such Commenced Program Well received by GASCO prior to the Effective Date.
     3.2 Cash Calls and Payments for Program Wells Commenced After Effective Date.
     (a) Costs to Casing Point. At least fifteen (15) days but not more than thirty (30) days prior to spudding a Program Well after the Effective Date, GASCO shall furnish to NFR an AFE for the Costs to Casing Point of such Program Well and a Cash Call in the amount of NFR’s Working Interest Share of such AFE. Not later than fifteen (15) business days after receipt of the AFE and Cash Call, NFR shall pay to GASCO, by wire transfer of immediately available funds in accordance with the instructions set forth in Schedule 3.1, the amount of such Cash Call.
     (b) Completion Costs. After preparation of a completion design for a Program Well to be Completed, GASCO shall furnish to NFR an AFE for the Completion Costs of such Program Well and a Cash Call in the amount of NFR’s Working Interest Share of such AFE. Not later than fifteen (15) business days after receipt of the AFE and Cash Call, NFR shall pay to GASCO, by wire transfer of immediately available funds in accordance with the instructions set forth in Schedule 3.1, the amount of such Cash Call.
     (c) Recompletion, Reworking or Plugging Back Costs. After preparation of a design for the Recompletion, Rework or Plugging Back of a Program Well to be Recompleted, Reworked and/or Plugged Back, GASCO shall furnish to NFR an AFE for the Recompletion, Reworking or Plugging Back Costs of such Program Well and a Cash Call in the amount of NFR’s Working Interest Share of such AFE. Not later than fifteen (15) days after receipt of the AFE and Cash Call, NFR shall pay to GASCO, by wire transfer of immediately available funds in accordance with the instructions set forth in Schedule 3.1, the amount of such Cash Call.
     (d) Well Fee. In partial consideration for the rights granted by GASCO to NFR and the other obligations of GASCO under this Agreement, NFR shall pay to GASCO a fee per Program Well equal to NFR’s Working Interest Share in such Program Well times $100,000 (the “Well Fee”). The Well Fee shall be payable by NFR to GASCO along with and at the same time as the Cash Call for the Costs to Casing Point of each Program Well is due.
     (e) LOEs. NFR shall pay to GASCO LOEs attributable to NFR’s Working Interest Share in accordance with the terms of the applicable JOA, subject however to Section 3.1(g).
     (f) Reconciliations for Underpayments, Overruns and Credits. On or before one hundred and twenty (120) days following the date of initial production from each Program Well (or the date of initial production after a Recompletion, Reworking or Plugging Back, as applicable) (or with respect to a Commenced Program Well that is already producing, 120 days following the Effective Date), GASCO shall provide to NFR a statement reconciling the actual Costs to Casing Point, Completion Costs and Recompletion, Reworking or Plugging Back Costs (“Actual Well Costs”) for such Program Well with the costs invoiced and paid by NFR in respect of such Program Well pursuant to the provisions of Section 3.1, or this Section 3.2(a), (b) and (c). If the Actual Well Costs exceed the Estimated Well Costs, GASCO shall along with such statement provide to NFR an invoice for the amount of such excess and NFR shall pay such amount to GASCO within thirty (30) days from the date of receipt of such invoice. If the Actual Well Costs are less than the Estimated Well Costs, NFR shall be entitled to a refund in the amount by which the Estimated Well Costs exceed the Actual Well Costs (the “Overpayment Amount”), such refund to be provided concurrently with the reconciliation statement referred to above. If GASCO receives an invoice or a reimbursement relating to Costs to Casing Point, Completion Costs and Recompletion, Reworking or Plugging Back Costs after the expiration of the 120 day period referenced in this Section 3.2(f), the Parties shall account for such invoice or reimbursement, by invoicing or crediting, as applicable, in the same manner as provided in connection with excess Actual Well Costs and Overpayment Amounts.
     (g) Disposal of Producer Water. It is intended that water produced from the Program Wells will be disposed of in the evaporation pit owned and operated by GASCO or its Affiliates, located Section 36, Township 9 South, Range 18 East, Uintah County, Utah or any other evaporation pit subsequently constructed by GASCO or its Affiliates for disposal or water produced from the Program Wells. Contemporaneously with the execution of this Agreement, NFR shall pay to GASCO the cash sum of $750,000 and in consideration thereof, NFR shall receive a credit of an amount equal to its Working Interest Share times $2.00 per barrel against the fee that is charged for the disposal of water produced from the Program Wells into such evaporation pits. The obligation of GASCO to dispose of water produced from the Program Wells in such evaporation pits shall be suspended during an event of Force Majeure or if GASCO is not authorized to do so by applicable laws or regulations, and during such period of time, NFR shall pay its Working Interest Share of water disposal fees applicable to other disposal facilities without credit.
ARTICLE 4.
EARNING AND ASSIGNMENT OF OWNERSHIP INTEREST
     4.1 Assignment of Interest in Completed Commenced Wells. Contemporaneously with the execution of this Agreement and payment by NFR of the amounts set forth in Section 3.1, GASCO shall execute, acknowledge and deliver to NFR an Assignment conveying to NFR the NFR Working Interest Share in and to (a) the Oil and Gas Interests covering the lands on which each Commenced Program Well that has previously been drilled to any one of the Objective Horizons insofar only as such Oil and Gas Interests cover the Proration Unit for such Commenced Program Well, limited to the subsurface depths from the top of the Wasatch Formation to one hundred feet (100’) below the total depth drilled in such Commenced Program Well, (b) each such Commenced Program Well, limited to the subsurface depths from the top of the Wasatch Formation to one hundred feet (100’) below total the depth drilled in such Commenced Program Well, and to the extent appurtenant thereto, the personal property and equipment installed or acquired in connection with drilling, completing or equipping such Commenced Program Well for production, and (c) all the oil, gas and other minerals attributable to the NFR Working Interest Share produced from each such Commenced Program Well, except to the extent an accounting therefor has already been made pursuant to Section 3.1.
     4.2 Assignment of Interest in other Program Wells. Not later than thirty (30) days after a Program Well (other than a Program Well for which an Assignment has been delivered pursuant to Section 4.1) has been drilled to any one of the Objective Horizons, GASCO shall execute, acknowledge and deliver to NFR an Assignment conveying to NFR the NFR Working Interest Share in and to the Oil and Gas Interests covering the lands on which the Program Well is located insofar only as such Oil and Gas Interests cover the Proration Unit for such Program Well, limited to the subsurface depths from the top of the Wasatch Formation to one hundred feet (100’) below the total depth drilled in such Program Well, each such Program Well, limited to the subsurface depths from the top of the Wasatch Formation to one hundred feet (100’) below the total depth drilled in such Program Well, and to the extent appurtenant thereto, the personal property and equipment installed or acquired in connection with drilling, completing or equipping such Program Well for production.
     4.3 Certain Reservation and Limitations. The Assignments shall except and reserve to GASCO all of GASCO’s right, title and interest in and to (a) any Oil and Gas Interests insofar as same cover the depths from the surface of the earth to the top of the Wasatch Formation, (b) any Oil and Gas Interests that cover lands outside of any Proration Unit for any Commenced Program Well or Program Well, (c) the gathering system, evaporator pit and other field equipment currently owned or leased by or subsequently acquired or leased by GASCO, that was not installed pursuant to an AFE for a Program Well. The Assignments shall be made and accepted subject to, and NFR shall assume from and after the date the Oil and Gas Interest was acquired by GASCO, a share of the obligations under the Oil and Gas Interest and of the Existing Burdens, in each case insofar as they relate to the Proration Unit and in proportion to the NFR Working Interest Share. The NFR Working Interest share shall be subject to proportionate reduction as set forth in the Assignments. The Assignments, subject to Section 4.4, shall be without representation, warranty, covenant of title or otherwise, expressed, implied or statutory, except that GASCO shall warrant title to the Oil and Gas Interests assigned as to lawful claims asserted by, through and under GASCO but not otherwise.
     4.4 Marketable Title GASCO represents and warrants that it has good and marketable title to the Oil and Gas Interests covered by this Agreement, provided that such warranty terminates with respect to each well when a drillsite title opinion issued by an independent and reputable title attorney, subject to such title objections customarily waived by prudent operators, crediting GASCO (and/or GASCO and NFR) with not less than the represented net revenue interest and not more than the working interest without a corresponding increase in the net revenue interest is delivered to NFR. For purposes hereof, good and marketable title shall mean such ownership that entitles GASCO to receive not less than the net revenue interest set forth on Exhibit A-1 attached hereto or more than the working interest set forth on Exhibit A-1 without a corresponding increase in the net revenue interest.

ARTICLE 5.
OPERATIONS
     5.1 Drilling, Completion, Recompletion, Rework and Plugging Back of Program Wells. Elections. GASCO shall use reasonable efforts to cause all of the Program Wells to be drilled to their respective Objective Depth in accordance with the terms of this Agreement and the relevant JOA. The decision whether to attempt a Completion, Recompletion, Rework or Plugging Back of a Program Well shall be made by GASCO acting as a reasonable operator/ after consultation with NFR, and if GASCO so elects, GASCO shall use reasonable efforts to cause such operation to be conducted in accordance the terms of this Agreement and the relevant JOA. If under a relevant JOA, GASCO elects not to participate in the conduct of a Completion, Recompletion, Rework or Plugging Back of a Program Well, NFR shall have the right to participate in such Completion, Recompletion, Rework or Plugging Back proposals, and GASCO shall be deemed a Non-Consenting Party under such JOA and NFR shall be deemed a Consenting Party under such JOA, in each case, solely with respect to such operation. The Parties agree that, subject to any extension due to any Force Majeure Event, it is the intention of the Parties to use reasonable efforts to drill all of the Program Wells within twelve (12) months of the Effective Date.
     5.2 Application of JOA; Conflicts. All operations conducted with respect to any Program Well shall be governed by and conducted in accordance with the provisions of this Agreement and the applicable JOA. In the event of any conflict or discrepancy between the terms of this Agreement and a JOA, the terms and provisions of this Agreement shall control and prevail.
     5.3 Applicable Laws . All operations hereunder and on the Program Area shall be conducted in accordance with all valid and applicable Laws.
     5.4 Sale and Purchase of NFR’s Production. Subject to Section 3.2(e), all gas, gas liquids and/or gas condensate attributable to the NFR Working Interest Share shall be sold and purchased pursuant to and in accordance with the terms and provisions of the Gas Purchase and Sale Agreement attached as Exhibit H to the JOA attached hereto as Schedule 5.1.
     5.5 Expansion of Program. The Parties currently intend to extend their participation in the drilling of exploratory wells to additional wells and agree to enter into good faith discussions with respect to the possibility of expanding such participation to wells in addition to the Program Wells.
     5.6 Agreement not to Compete. NFR agrees that, for one (1) year after termination of this Agreement, it shall not acquire, either directly or indirectly, any Oil and Gas Interests covering lands located within the Program Area, or any interest therein. In the event NFR does acquire any such Oil and Gas Interest, it shall notify GASCO in writing and GASCO shall have the option to acquire such Oil and Gas Interest from NFR for the same cost and/or consideration actually paid by NFR in its acquisition of such Oil and Gas Interest or interest therein.

ARTICLE 6.
WELL INFORMATION AND DATA
     6.1 Seismic, Geologic and Engineering Information. Each Party shall furnish to the other Party, copies of all geologic and geophysical data (excluding seismic data), engineering reserve reports, electric and other logs pertaining to the Program Wells owned by or under the control of the disclosing Party (whether currently owned or subsequently acquired), which the disclosing Party may disclose without violating any contractual or other restriction and without the incurrence of a fee. Subject to applicable contractual restrictions, GASCO shall make copies of any seismic information covering the Program Area owned by or under its control (whether currently owned or subsequently acquired) available for review by NFR at the offices of GASCO during normal business hours. Subject to applicable contractual restrictions, NFR shall make copies of any seismic information covering the Program Area owned by or under its control (whether currently owned or subsequently acquired) available for review by GASCO at the offices of NFR during normal business hours. Each Party shall also have access to all cores, cuttings, and other geological, geophysical well and production data and maps secured from, or prepared in connection with, operations on a Program Well. Notwithstanding any provision in this Agreement to the contrary, either Party may sell, trade, assign, transfer or otherwise deal with any of the geological, geophysical, seismic and other data it currently owns or controls or subsequently acquires in any manner it determines, subject however, to the provisions of Section 6.3 with respect to any such information it acquires from the other Party and provided that electric and other logs run in the Program Wells, all cores, cuttings, and other geological, geophysical well and production data and maps secured from, or prepared in connection with, operations on a Program Well will be kept confidential during the term of this Agreement. NFR shall have the right to work all relevant data contained on GASCO’s workstations in the offices of GASCO.
     6.2 Title Information. Upon request, each Party shall furnish the other Party with any title opinions and other title information in the disclosing Party’s possession or control (subject to any applicable confidentiality restrictions) relating to any Program Well and the Oil and Gas Interests covering the Proration Unit associated therewith.
     6.3 Confidentiality. All information and data provided by a Party to the other Party shall be provided without any covenant, representation or warranty by the disclosing Party. Each Party agrees to hold all of the information provided to it under this Agreement confidential and not to disclose such information. Notwithstanding the foregoing, a Party may disclose such information to its shareholders, members, general and limited partners, providers of financing, a potential purchaser of a Party’s interest and such Party’s advisors and consultants, provided each of such persons agrees to keep confidential and not disclose such information. The foregoing obligations of confidentiality and non-disclosure shall not apply to information that is (a) already known to the receiving party at the time of disclosure, (b) known to the industry or the public at the time of the disclosure to the receiving Party or subsequently becomes known to the industry or the public through no fault of the receiving Party, (c) rightfully obtained by the receiving Party from a third Person who is, at the time such information is received by the receiving Party, under no obligation to the disclosing Party to hold the same in confidence. Notwithstanding the foregoing, a Party may disclose information that based on the advice of counsel, it is required or compelled to disclose by Law, or by rule or regulation of any securities exchange on which the disclosing Party or any Affiliate of the disclosing Party is listed or the terms of any of the Oil and Gas Interests.
ARTICLE 7.
PROGRAM TERM AND TERMINATION
     7.1 Initial Term. This Agreement will be effective upon its execution by the Parties for a term commencing as of the Effective Date and, unless terminated earlier pursuant to the provisions of this Article 7 or by mutual agreement of the Parties, terminating as to a Program Well and its relevant Proration Unit on the termination of the JOA covering such Program Well (the “Program Term”).
     7.2 Termination by GASCO. GASCO may terminate this Agreement upon ten (10) days’ written notice (except as otherwise provided below) to NFR upon the occurrence of any of the following:
     (a) the attempted or actual assignment or transfer of the rights or obligations of NFR under this Agreement, other than as provided herein;
     (b) the breach of any representation or warranty made by NFR in this Agreement which has a material adverse effect;
     (c) the dissolution, bankruptcy, or insolvency of NFR;
     (d) NFR’s failure to perform and/or cure, as applicable, any of its material obligations under this Agreement within sixty (60) days after receipt of written notice from GASCO regarding such failure;
     (e) any act or omission by NFR in violation of this Agreement, and the continuation of such violation following sixty (60) days’ written notice from GASCO, if such act or omission has primarily caused a material detriment to GASCO;
     (f) the occurrence and continuation of a Force Majeure Event affecting NFR hereunder that renders NFR unable to perform any material obligation hereunder for a period in excess of ninety (90) consecutive days or one hundred and eighty (180) days in the aggregate.
     7.3 Termination by NFR. NFR may terminate this Agreement upon ten (10) days’ written notice (except as otherwise provided below) to GASCO upon the occurrence of any of the following:
     (a) the attempted or actual assignment or transfer of the rights or obligations of GASCO under this Agreement, other than as provided herein;
     (b) the dissolution, bankruptcy, or insolvency of GASCO;

     (c) the breach, and the continuation of such breach following sixty (60) days’ written notice from NFR, of any representation or warranty made by GASCO in this Agreement which has a material adverse effect;
     (d) any act or omission by GASCO in violation of this Agreement, and the continuation of such violation following sixty (60) days’ written notice from NFR, if such act or omission has primarily caused a material detriment to NFR;
     (e) GASCO’s failure to perform and/or cure, as applicable, any of its material obligations under this Agreement within sixty (60) days after receipt of written notice from NFR regarding such failure.
     (f) the occurrence and continuation of a Force Majeure Event affecting GASCO hereunder that renders GASCO unable to perform any material obligation hereunder for a period in excess of ninety (90) consecutive days or one hundred and eighty (180) days in the aggregate
     7.4 Effect of Termination. No termination under this Article 7 shall release any of the Parties from any obligations arising hereunder prior to such termination. The exercise of the right of a Party to terminate this Agreement, as provided in this Agreement, does not preclude such Party from exercising other remedies that are provided in this Agreement or are available at law or in equity; provided, however, that no Party shall have a right to terminate, revoke or treat this Agreement as repudiated other than in accordance with the provisions of this Agreement. Except as otherwise set forth in this Agreement, remedies are cumulative, and the exercise of, or failure to exercise, one or more of them by a Party shall not, to the extent provided by law, limit or preclude the exercise of, or constitute a waiver of, other remedies by such Party.
ARTICLE 8.
TRANSFERS
     8.1 Transfers. Neither Party may Transfer less than all of its interest in this Agreement, or in any Proration Unit that is subject to this Agreement without the prior written consent of the other Party, which may be withheld for any reason or no reason. Except in accordance with the following provisions of this Section 8.1, neither Party may Transfer all of its interest in this Agreement or in the Proration Units without the prior written consent of the other Party. Notwithstanding the foregoing, a Party may Transfer all, but not less than all, of its interest in this Agreement or any Proration Unit to a Permitted Transferee, provided such assignment shall not release the Transferring Party from any of its obligations under this Agreement or the JOA, and provided further that if such Permitted Transferee ceases to be a Permitted Transferee, the interest transferred must be Transferred to another Permitted Transferee of the original Transferring Party, or to the original Transferring Party. Any permitted Transfer of a Parties’ rights hereunder to any Person shall be made expressly subject to all of the terms, provisions, covenants, obligations, indemnities, representations, warranties and conditions of this Agreement and the JOA. The foregoing restrictions shall not apply to the Transfer of the equity interests in a Party or any change of control resulting from such transfer of equity interests.

     8.2 Drag-Along and Tag-Along Rights.
     (a) Transfer Notice. In the event that any Party, including any of its Permitted Transferees (together with such Permitted Transferees, the “Selling Party”), proposes to Transfer any portion (a “Sale Interest”) of its interest in this Agreement or in any Oil and Gas Interest, Program Well or other asset subject to this Agreement (a “Sale Property”) to a Person (a “Third Party Transferee”) that is not a Permitted Transferee of the Selling Party, the Selling Party shall give the other Party (the “Non-Selling Party”) written notice (the “Transfer Notice”) of such Transfer, specifying in reasonable detail the identity of the proposed Third Party Transferee and the consideration and other terms and conditions of the proposed Transfer (and, if available, provide a copy of the form of the proposed agreement).
     (b) Drag-Along Notice. If the Transfer Notice also includes notice of the intention of the Selling Party to cause the other Party to participate in such Transfer (a “Drag-Along Notice”), then the Non-Selling Party agrees that, unless, within 30 days after receipt of the Transfer Notice (the “Notice Period”), it elects to Acquire the Sale Interest pursuant to Section 8.3, it shall be obligated to Transfer to the Third Party Transferee, on the same terms and conditions as the Selling Party, a portion of the Non-Selling Party’s interest in the Sale Property (a “Drag-Along Interest”) equal to the ratio that the Sale Interest bears to the entire interest of the Selling Party in the Sale Property.
     (c) Tag-Along Offer and Tag-Along Notice. If the Transfer Notice does not include a Drag-Along Notice, the Non-Selling Party may, unless it elects within the Notice Period to Acquire the Sale Interest pursuant to Section 8.3, treat the Transfer Notice as an offer by the Selling Party (a “Tag-Along Offer”) to Transfer to the Third Party Transferee, on the same terms and conditions as the Selling Party, a portion of the Non-Selling Party’s interest in the Sale Property (a “Tag-Along Interest”) equal to the ratio that the Sale Interest bears to the entire interest of the Selling Party in the Sale Property; provided, however, that, unless earlier accepted by the Non-Selling Party’s delivery of written notice of such acceptance to the Selling Party (a “Tag-Along Notice”), such Tag-Along Offer shall expire (and any rights the Non-Selling Party may have with respect to such Tag-Along Offer shall be waived) at the termination of the Notice Period.
     (d) Wire Instructions and Limited Power of Attorney. If the Non-Selling Party either (i) gives the Selling Party a Tag-Along Notice or (ii) after having received from the Selling Party a Drag-Along Notice, does not elect within the Notice Period to purchase the Sale Interest pursuant to Section 8.3, the Non-Selling Party shall, either as part of its Tag-Along Notice, if any, or promptly after the expiration of the Notice Period, as the case may be, deliver to the Selling Party (A) wire transfer instructions for payment of the purchase price for the Drag-Along Interest or the Tag-Along Interest, as the case may be, to be sold in such Transfer, (B) a limited power of attorney authorizing the Selling Party to Transfer the Drag-Along Interest or the Tag-Along Interest, as the case may be, to the Third Party Transferee on the price and terms set forth in the Transfer Notice and (C) all other documents required to be executed in connection with such Transfer. Delivery of a Tag-Along Notice with such limited power of attorney shall constitute an irrevocable acceptance of the Tag-Along Offer by the Non-Selling Party. If the Non-Selling Party

delivers to the Selling Party a Tag-Along Notice, the Selling Party shall, to the extent necessary, reduce the Sale Interest it otherwise would have included in such proposed Transfer so as to permit the Non-Selling Party to include in the Transfer a Tag-Along Interest that it is entitled to include pursuant to this Section 8.2.
     (e) 90-Day Closing Period. If the Selling Party has not completed the Transfer of its Sale Interest to a Third Party Transferee on substantially the same terms and conditions as set forth in the Transfer Notice either (i) within 90 days after the Selling Party’s receipt by delivery of the Tag-Along Notice or (ii), if the Transfer Notice included a Drag-Along Notice and the Non-Selling Party has not elected within the Notice Period to purchase the Sale Interest pursuant to Section 8.3, within 90 days after the expiration of the Notice Period, as the case may be (which 90-day period, in each of (i) and (ii) above, shall be extended, if any of the transactions contemplated by the Transfer Notice are subject to regulatory approval, until the expiration of five Business Days after all such approvals have been received, but in no event by more than 30 days), the Selling Party shall (X) return to the Non-Selling Party the limited power of attorney (and all copies thereof) that such Non-Selling Party executed and any other documents in the possession of the Selling Party executed by the Non-Selling Party in connection with the proposed Transfer, and (Y) not conduct any Transfer of its Sale Interest without again complying with this Section 8.2.
     (f) Closing Obligations. Concurrently with the consummation of any Transfer pursuant to this Section 8.2, the Selling Party shall (i) notify the Non-Selling Party thereof, (ii) remit to the Non-Selling Party the total consideration for the Non-Selling Party’s Drag-Along Interest or Tag-Along Interest, as the case may be, Transferred pursuant thereto, and (iii) promptly after the consummation of such Transfer, furnish such other evidence of the completion of such Transfer, the date of such completion and the terms thereof as may be reasonably requested by the Non-Selling Party.
     (g) No Liability if No Transfer. Notwithstanding anything contained in this Section 8.2, there shall be no liability on the part of the Selling Party to the Non-Selling Party if the Transfer of the Sale Interest pursuant to this Section 8.2 is not consummated for whatever reason. Whether to effect a Transfer of the Sale Interest is in the sole and absolute discretion of the Selling Party, provided, however, that if such a Transfer is consummated, any Drag-Along Interest or Tag-Along Interest, as the case may be, must be disposed of along with the Sale Interest pursuant to this Section 8.2.
     (h) Conditions to the Parties’ Rights and Obligations. Notwithstanding anything contained in this Section 8.2, the rights and obligations of the Parties with respect to participation in a Transfer pursuant to this Section 8.2 are subject to the following conditions:
(i)	upon the consummation of such Transfer, the Non-Selling Party participating therein shall receive the same form of consideration as the Selling Party, and the amount of such consideration shall bear the same ratio to the amount of consideration received by the Selling Party as the ratio of the Drag-Along Interest or the Tag-Along Interest, as the case may be, to the Sale Interest, and, except for such consideration, no Party shall receive any payments of any nature whatsoever from the transferee in connection with or arising from the Transfer; and
(ii)	no Party participating therein shall be obligated to pay any expenses incurred by the other Party in connection with any unconsummated Transfer pursuant to this Section 8.2, and each such Party shall be obligated to pay only its pro rata share (based on the ratio of the Drag-Along Interest or the Tag-Along Interest, as the case may be, to the Sale Interest) of expenses incurred in connection with a consummated Transfer pursuant to this Section 8.2 to the extent such expenses are incurred for the benefit of all such Parties.
     8.3 First Purchase Rights.
     (a) If the Non-Selling Party receives a Transfer Notice, as provided in Section 8.2, it shall be entitled to treat the Transfer Notice as an offer by the Selling Party (a “First Purchase Offer”) to Acquire the Sale Interest on the same terms and conditions, including the amount and form of consideration, as set forth in the Transfer Notice; provided, however, that, unless earlier accepted by the Non-Selling Party’s delivery of written notice of such acceptance to the Selling Party (a “First Purchase Notice”), such First Purchase Offer shall expire (and any rights the Non-Selling Party may have with respect to such First Purchase Offer shall be waived) at the termination of the Notice Period.
     (b) If, other than as a result of a breach or default by the Selling Party, the Non-Selling Party has not completed the Acquisition of the Sale Interest on substantially the same terms and conditions as set forth in the Transfer Notice within 90 days after the Selling Party’s receipt by delivery of the First Purchase Notice (which 90-day period shall be extended, if any of the transactions contemplated by the Transfer Notice are subject to regulatory approval, until the expiration of five Business Days after all such approvals have been received, but in no event by more than 30 days), the Non-Selling Party’s right to Acquire the Sale Interest shall cease and the Selling Party shall thereafter have no obligations with respect to such proposed Acquisition.
     (c) If the Non-Selling Party gives the Selling Party a First Purchase Notice, the Selling Party shall, promptly after the receipt of such First Purchase Notice, deliver to the Non-Selling Party (i) wire transfer instructions for payment of the purchase price for the Sale Interest to be Acquired by the Non-Selling Party and (ii) all other documents required to be executed in connection with such Transfer.
     (d) Concurrently with the consummation of any Acquisition pursuant to this Section 8.3, the Non-Selling Party shall remit to the Selling Party the total consideration for the Sale Interest Acquired pursuant thereto.
     8.4 Valuation of Non-Liquid Consideration. If the terms of a proposed Transfer include consideration other than cash or stocks, equities, bonds, debts or other instruments that are listed and traded publicly on a recognized exchange (such other consideration referred to as “Non-Liquid Consideration”) and the Selling Party and Non-Selling Party do not agree on the value of such Non-Liquid Consideration, the question of the value of such Non-Liquid Consideration shall be referred to and determined by an independent firm of investment bankers of national recognized standing as the Parties agree.
ARTICLE 9.
RELATIONSHIP OF PARTIES
     9.1 Independent Owners. The Parties expressly do not intend to create, and no provision hereof shall be construed as creating a partnership, joint venture, mining partnership, corporation, association or other relationship whereby any Party shall ever be held liable for the acts, either by omission or commission, of the other. Each Party shall be individually responsible for its own obligations as set out in this Agreement and in the JOA, and neither party shall be a fiduciary of the other under this Agreement.
     9.2 Third Parties. Nothing in this Agreement (express or implied) is intended or shall be construed to confer upon any person or entity not a Party any right, remedy or claim under, or by reason of, this Agreement.
     9.3 Several Obligations. All obligations of the Parties shall be several and not joint and several, and all rights of the Parties shall be separate and independent.
ARTICLE 10.
NOTICES
     10.1 Notices. Except as otherwise expressly provided herein, all notices or information required pursuant to this Agreement shall be in writing, and shall be given or served by registered mail, facsimile or by delivering the same to the relevant Party’s address personally or by courier or other delivery service. Notice given in the manner herein described shall be effective, from and after receipt of such notice by the addressee. In the event the addressee refuses delivery of any such notice, then such notice shall be deemed received on the date of such refusal to accept delivery. The addresses of the Parties for notice purposes are as set forth below their respective signatures. Any Party may, by written notice delivered to the other Party in accordance with this Section 10.1, change the address to which notices are to be delivered to it thereafter.
ARTICLE 11.
GOVERNING LAW; DISPUTE RESOLUTION
     11.1 Governing Law. This Agreement and any dispute relating thereto shall be governed and interpreted by and construed in accordance with the laws of the State of New York, without giving effect to any New York choice of law principles that might indicate the applicability of the laws of any other jurisdiction.
     11.2 Jurisdiction; Venue, Waiver of Jury Trial. EACH PARTY CONSENTS TO PERSONAL JURISDICTION IN ANY LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT IN ANY COURT, FEDERAL OR STATE, WITHIN NEW

YORK COUNTY OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK HAVING SUBJECT MATTER JURISDICTION AND, WITH RESPECT TO ANY SUCH CLAIM, EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY CLAIM, OR ANY OBJECTION, THAT SUCH PARTY MAY NOW OR HEREAFTER HAVE, THAT VENUE OR JURISDICTION IS NOT PROPER WITH RESPECT TO ANY SUCH LEGAL ACTION, SUIT OR PROCEEDING BROUGHT IN SUCH COURT IN NEW YORK COUNTY OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, INCLUDING ANY CLAIM THAT SUCH LEGAL ACTION, SUIT OR PROCEEDING BROUGHT IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND ANY CLAIM THAT SUCH PARTY IS NOT SUBJECT TO PERSONAL JURISDICTION OR SERVICE OF PROCESS IN SUCH FORUM.
     EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
ARTICLE 12.
FORCE MAJEURE
     12.1 Definition. As used herein, “Force Majeure Events” shall mean causes or events that are beyond the reasonable control of, and without the fault or gross negligence of, the Party claiming such Force Majeure Event, including acts of God, unusually severe actions of the elements such as floods, hurricanes, or tornadoes, sabotage, terrorism, war, riots or public disorders, strikes or other labor disputes (not caused by the Party claiming a Force Majeure Event failing to comply with a collective bargaining agreement), and actions or failures to act of any Governmental Authority (including expropriation and requisition), which by exercise of due diligence such Party could not reasonably have been expected to avoid, but only to the extent that (i) by exercise of due diligence such Party has been unable to overcome such cause or event and (ii) such cause or event prevents or delays performance of any obligation imposed on the Party claiming such Force Majeure Event (other than an obligation to pay money). “Force Majeure Event” shall not include: (a) causes or events affecting the performance of third-party suppliers of goods or services except to the extent caused by an event that otherwise is a Force Majeure Event under this definition, (b) changes in market conditions that affect the price of natural gas, gas liquids, gas condensate, oil or other hydrocarbons or minerals or (c) any obligations of either Party to make payments hereunder.
     12.2 Procedures. The Party claiming relief as a result of a Force Majeure Event shall give the other Party written notice within twenty-four (24) hours of becoming aware of the occurrence of such Force Majeure Event, or as soon thereafter as is reasonably practicable, describing the particulars of the Force Majeure Event, and shall use reasonable efforts to remedy its inability to perform hereunder as soon as possible. If the Force Majeure Event (including the effects thereof) continues for five (5) Business Days, the affected Party shall report to the other Party the status of its efforts to resume performance under this Agreement and the estimated date thereof. If the affected Party was not able to resume performance prior to or at the time of such report, then when the affected Party is again able to perform, it shall provide written notice to the other Party of its ability to resume performance hereunder. If the affected Party fails to give timely notice of a Force Majeure Event under this Section 12.2, such Party shall be excused for its non-performance hereunder only for the period after having given notice of such Force Majeure Event to the other Party.
     12.3 Effect. Any obligation(s) of a Party under this Agreement will be temporarily suspended during any period such Party is unable to perform such obligation(s) by reason of the occurrence of a Force Majeure Event, but only to the extent of such inability to perform; provided, however, that:
     (a) the suspension of performance shall be of no greater scope and of no longer duration than is required by the Force Majeure Event;
     (b) no obligations under this Agreement which shall have arisen before the occurrence of the Force Majeure Event shall be excused as a result of such Force Majeure Event; and
     (c) the Party claiming the occurrence of the Force Majeure Event will bear the burden of proof with respect to evidencing the existence of such Force Majeure Event.
ARTICLE 13.
REPRESENTATIONS AND WARRANTIES
     13.1 NFR’s Representations and Warranties. NFR represents and warrants as follows: (a) Due Formation. NFR (i) is a limited liability company duly formed, and validly existing under the laws of Delaware, (ii) has the requisite power and authority to own its properties and carry on its business as now being conducted and currently proposed to be conducted and to execute, deliver and perform its obligations under this Agreement, and (iii) is qualified to do business in every jurisdiction in which failure so to qualify would be reasonably likely to have a material adverse effect on the business, operations or conditions (financial or otherwise) of NFR.
     (b) Authorization; Enforceability. NFR has taken all action necessary to authorize it to execute, deliver and perform under this Agreement. This Agreement constitutes a legal, valid and binding obligation of NFR enforceable in accordance with its terms, subject to bankruptcy, reorganization, moratorium or other similar laws affecting the enforcement of the rights of creditors generally and subject to general principles of equity.
     (c) No Conflict. The execution, delivery and performance by NFR of this Agreement does not and will not (i) violate in any material respect any legal requirements applicable to NFR, (ii) result in any material breach of NFR’s constituent documents or (iii) conflict with, violate or result in a breach of or constitute a default under any agreement or instrument to which NFR or any of its properties or assets are bound or result in the imposition or creation of any lien or security interest in or with respect to any of NFR’s property or assets.

     (d) No Authorization. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body (other than those which have been obtained) is required for the due execution, delivery and performance by NFR of this Agreement.
     (e) No Violation of Securities Laws. NFR has entered into this Agreement for its own account and shall acquire any Oil and Gas Interests hereunder for its own accounts and not with the intent to make a distribution hereof within the meaning of Securities Act of 1933 and the rules and regulations pertaining to it or distribution thereof in violation of any applicable securities laws.
     (f) Litigation. NFR is not a party to any legal, administrative, arbitration, or other proceeding, nor, to NFR’s knowledge, is any such proceeding threatened, which, if decided adversely to NFR, would materially and adversely affect NFR’s ability to perform under this Agreement.
     (g) Solvency. As of the date hereof, NFR is financially solvent, able to pay its debts as they mature, and possessed of sufficient working capital to complete its obligations under this Agreement. NFR is not in default under any mortgage, loan agreement, deed of trust, indenture or other agreement evidencing indebtedness to which it is a party or by which it is bound.
     13.2 GASCO’s Representations and Warranties. GASCO represents and warrants as follows:
     (a) Due Formation. GASCO (i) is a corporation duly formed, and validly existing under the laws of Delaware, (ii) has the requisite power and authority to own its properties and carry on its business as now being conducted and currently proposed to be conducted and to execute, deliver and perform its obligations under this Agreement, and (iii) is qualified to do business in every jurisdiction in which failure so to qualify would be reasonably likely to have a material adverse effect on the business, operations or conditions (financial or otherwise) of GASCO.
     (b) Authorization; Enforceability. GASCO has taken all action necessary to authorize it to execute, deliver and perform under this Agreement. This Agreement constitutes a legal, valid and binding obligation of GASCO enforceable in accordance with its terms, subject to bankruptcy, reorganization, moratorium or other similar laws affecting the enforcement of the rights of creditors generally and subject to general principles of equity.
     (c) No Conflict. The execution, delivery and performance by GASCO of this Agreement does not and will not (i) violate in any material respect any legal requirements applicable to GASCO, (ii) result in any material breach of GASCO’s constituent documents or (iii) conflict with, violate or result in a breach of or constitute a default under any agreement or instrument to which GASCO or any of its properties or assets are bound or result in the imposition or creation of any lien or security interest in or with respect to any of GASCO’s property or assets.

     (d) No Authorization. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body (other than those which have been obtained) is required for the due execution, delivery and performance by GASCO of this Agreement.
     (e) Litigation. GASCO is not a party to any legal, administrative, arbitration, or other proceeding, nor, to GASCO’s knowledge, is any such proceeding threatened, which, if decided adversely to GASCO, would materially and adversely affect GASCO’s ability to perform under this Agreement.
     (f) Solvency. As of the date hereof, GASCO is financially solvent, able to pay its debts as they mature and possessed of sufficient working capital to complete its obligations under this Agreement. GASCO is not in default under any mortgage, loan agreement, deed of trust, indenture or other agreement evidencing indebtedness to which it is a party or by which it is bound.
     (g) Taxes. All ad valorem, property, production, severance, excise and similar taxes and assessments based on or measured by the ownership of the Oil and Gas Interests, or the production or removal of hydrocarbons or the receipt of proceeds therefrom, that have become due and payable have been properly paid, except for any that are being contested in good faith in the ordinary course of business.
     (h) Compliance with Laws. To the actual knowledge of the senior officers of GASCO, the Oil and Gas Interests have been owned or operated in material compliance with all statutes, laws, rules, regulations, licenses, permits, ordinance and orders applicable to the Oil and Gas Interests, the failure of which would have a material adverse effect on any of the Oil and Gas Interests insofar as same cover the Proration Units. GASCO has neither received, nor does any senior officer of GASCO have actual Knowledge of, any material violation of any statute, law, rule, regulation, license, permit, ordinance order or judgment of any federal, state or local governmental department, agency or court, applicable to the Oil and Gas Interests that remains uncured and that would have a material adverse effect on any of the Oil and Gas Interests insofar as same cover the Proration Units.
     (i) Permits. With respect to the Oil and Gas Interests, to the actual knowledge of the senior officers of GASCO, GASCO has obtained all material regulatory or governmental permits, licenses, approvals and consents necessary for operation of the Oil and Gas Interests as currently used or operated.
     (j) Preferential Rights. The transactions contemplated hereby will not trigger any preferential right or agreement that would permit any person or entity to purchase or acquire any of the Oil and Gas Interests.
     (k) Consents. The transactions contemplated hereby are not subject to a required consent, approval or authorization of, or notifications to, any person or entity (excluding any of the foregoing customarily obtained after the transaction closes) that if not obtained would result in the termination of GASCO’s title to any of the Oil and Gas Interests.
     (l) Right to Production. Except as set forth in the [Conoco Contract], no person or entity has any call upon, right to purchase, option to purchase or similar rights with respect to any portion of NFR’s share of the future production of hydrocarbons from the Oil and Gas Interests.
     (m) Liens. Except for inchoate liens for obligations not yet due and payable, the Oil and Gas Interests are free and clear of all liens and encumbrances, except any that are being contested in good faith in the ordinary course of business.
ARTICLE 14.
MISCELLANEOUS MATTERS
     14.1 No Waiver. Any of the terms, provisions, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by the Party waiving compliance. Except as otherwise expressly provided in this Agreement, the failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect such Party’s right to enforce the same.
     14.2 Successors and Assigns . Subject to Article 8, all the terms, provisions, covenants, obligations, indemnities, representations, warranties and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and their respective Permitted Transferees.
     14.3 Indemnity for Brokers. Each Party agrees to defend, indemnify, save, and hold harmless the other Party from and against any and all claims, demands, causes of action, and damages to third Persons claiming under a Party for brokerage, commission, finders, or other fees relative to this Agreement, or the transactions contemplated hereby, together with any court costs, attorney’s fees or other costs or expenses arising therefrom.
     14.4 Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted so long as the economic and legal substance of the transaction contemplated hereby are not affected in any material adverse manner to any Party.
     14.5 Counterparts. This Agreement may be executed in a number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement. It shall not be necessary that the Parties execute a single counterpart hereof, and this Agreement shall be effective when each Party has executed a counterpart hereof (whether or not the other Party has executed the same counterpart).
     14.6 Captions. The subject captions and headings of the articles, sections and subsections of this Agreement are included solely for purposes of convenience and reference only, and shall not be deemed to explain, modify, limit, amplify or aid in the meaning, construction or interpretation of any of the provisions of this Agreement.

     14.7 Further Assurances. Each Party shall from time to time do and perform such further acts and execute and deliver such further instruments, assignments and documents as may be required or reasonably requested by the Parties to carry out and effect the intentions and purposes of this Agreement.
     14.8 Entire Agreement. This Agreement and the relevant JOAs constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussion or understandings between the Parties, whether written or oral.
     14.9 Rule of Construction. This Agreement has been freely and fairly negotiated among the Parties. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any Law will be deemed to refer to such Law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Time is of the essence in the performance of this Agreement. Exhibits and Schedules are incorporated into and shall constitute part of this Agreement.
     14.10 Public Announcements. The Parties shall consult with one another with regard to all publicity and other releases concerning this Agreement and, except as required by applicable law or the applicable rules or regulations of any governmental body or stock exchange, no Party shall issue any publicity or other press release concerning this Agreement without the prior consent of the other Party, which consent will not be unreasonably withheld.
     14.11 Transfer Taxes. All transfer, documentary, sales, use, registration, value added and similar taxes which may be imposed or incurred in connection with the execution of this Agreement or the delivery of any Assignment, if any, shall be borne and paid by NFR.
     14.12 Expenses. Except as otherwise provided in Section 14.11, each Party shall bear and pay its own expenses incurred by it in connection with the negotiation, execution and delivery of this Agreement and any JOA.
     14.13 Amendment. This Agreement and a JOA may be amended or modified only by written agreement executed by each Party.
     14.14 Execution in Writing. A facsimile, telex, or similar transmission by a Member or Manager, or a photographic, photostatic, facsimile or similar reproduction of a writing executed by a Member or Manager, shall be treated as an execution in writing for purposes of this Agreement.
[SIGNATURE PAGE TO FOLLOW]

     IN WITNESS HEREOF, the undersigned Parties have executed this Agreement on the date first hereinabove set forth but effective as of the Effective Date.

GASCO PRODUCTION COMPANY		NFR UINTA BASIN LLC

By:	/s/ Michael K. Decker	By:	/s/ David Sambrooks

Name: Michael K. Decker		Name: David Sambrooks
Title: Executive Vice President		Title: President
and Chief Operating Officer

ADDRESSES OF PARTIES:

8 Inverness Drive East		1415 Louisiana
Suite 100		Suite 1600
Englewood, CO 80112		Houston, TX 77002
Attention: King Grant		Attention: David Sambrooks
Fax: 203-319-1911		Fax: 713-224-0771